Exhibit 10.1

Artivion, Inc.
1655 Roberts Boulevard N.W.
Kennesaw, Georgia 30144

Date of Grant:

Name:

Address:

Re:Grant of Non-Qualified Stock Option

Dear

This letter sets forth the agreement (the “Agreement”) between you (“Employee”) and Artivion, Inc., a Delaware corporation (the “Company”), regarding your option to acquire shares of the Company’s Common Stock.

1.Grant of Option.  Subject to the terms set forth below, the Company hereby grants to Employee the right, privilege, and option to purchase up to ______________ of Common Stock (the “Option Shares”) at the purchase price of $________ per share.  The date of grant (“Grant Date”) of the option is _____________________.  This option is intended to be and shall be treated as a “Non-Qualified Stock Option,” which is an option that is not intended to be an “incentive stock option” pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  This option is granted pursuant to the Artivion, Inc. 2020 Equity and Cash Incentive Plan (the “Plan”).

2.Time of Exercise of Option.  Prior to its termination as set forth in Section 5 below, this option shall vest, and the Employee may exercise the option granted herein on the following dates, or thereafter, provided the option is exercised prior to its termination:

Vest Date	Number of Option Shares Exercisable	Percentage of Option Shares Exercisable	Option Expiration Date

3.Continued Vesting Upon Retirement.  Effective for grants made on or after January 1, 2022, upon the Employee’s Retirement, as determined by the Compensation Committee (the “Committee”), this option will continue to vest and settle in accordance with the provisions in Section 2 subject to an agreement between the Employee and the Company for continuation of the Employee’s non-compete agreement for the remaining vesting period of the option (the “Non-

Compete Agreement”).  Upon approval of the Committee, you will be entitled to exercise this option for the lesser of five years from your retirement or the remaining life of the option.  In consideration of continued retirement vesting, the Participant (or other holder of such Award) must, if requested by the Company, execute a release, in the form provided by the Company, releasing the Board, the Company, its Subsidiaries, and their respective equityholders, officers, directors, managers, employees, representatives, and agents from any and all claims and causes of action of any kind or character the Participant (or holder) may have, but excluding all vested benefits the Participant may have under any employee benefit plan that is subject to ERISA.  Such release must be executed no later than 21 or 45 days (whichever is provided in the form of release) following the date the release is provided to the Participant (or other holder) and must have become irrevocable to entitle the Participant (or other holder) to any payment.  Whether or not a release is timely executed or becomes irrevocable, this Award will automatically be forfeited, terminate and be null and void in the event the Participant violates the Non-Compete Agreement, as determined by the Committee in its discretion. For purposes of this Agreement and unless otherwise determined by the Committee, “Retirement” means a termination of employment on or after the date the Employee (a) has attained age 60, (b) performed ten years of service for the Company, and (c) has provided at least six months’ notice of retirement.

4.Method of Exercise.  The option shall be exercised by written notice directed to the Committee, at the Company’s principal executive office, and except as set forth below, must be accompanied by payment of the option price for the number of Option Shares purchased in accordance with the Plan’s requirements.  The payment for the number of Option Shares purchased may be payable in cash or by tendering unrestricted shares of the Company’s common stock in accordance with the Plan.  To the extent permitted by applicable law, you may elect to pay for the number of Option Shares purchased by irrevocably authorizing a third party to sell shares of the Company’s common stock acquired upon exercise of the Option Shares and remitting to the Company a sufficient portion of the sale proceeds as payment of the entire option price for the number of Option Shares purchased, including any tax withholding resulting from such exercise.  The Company shall make delivery of such shares in accordance with the Plan, provided that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action.

5The Plan.  The Plan, as amended from time to time by the Board of Directors of the Company, is hereby incorporated in this Agreement, and to the extent that anything in this Agreement is inconsistent with the Plan, the terms of the Plan shall control.  Employee acknowledges that the Company has provided a copy of the Plan to Employee.

6.Termination of Option.  Except as herein otherwise stated, the option, to the extent not previously exercised, shall terminate in accordance with the Plan and upon the first to occur of the following events:

(a)Disability.  The expiration of 36 months after the date on which Employee’s employment by the Company is terminated, if such termination be by reason of Employee’s permanent and total disability, provided, however, that (i) the option shall be exercisable only to the extent that Employee had the right to exercise the option at the time of termination, and (ii) if the Employee dies within such 36-

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month period, any unexercised option held by such Employee shall thereafter be exercisable in accordance with the provisions of, and shall terminate upon the first to occur of the events described in, Section 5(b) and (d);

(b)Death.  In the event of Employee’s death while in the employ of the Company, the expiration of 12 months following the date of his or her death, provided that the option shall be exercisable following the Employee’s death only to the extent that Employee had the right to exercise the option at the time of his or her death;

(c)Termination not for Cause.  In the event of Employee’s termination of employment not for “Cause” (as defined below), the expiration of the earlier of one year following the date of termination or the life of the option; or

(d)Other.  Upon the earlier to occur of (i) 84 months following the Grant Date, or (ii) 90 days following termination of Employee’s employment by the Company (except if such termination be by reason of death, disability, termination without Cause or Retirement).  It is in the Compensation Committee’s sole discretion to determine whether the Employee’s employment with the Company terminates by reason of disability or Retirement.

Employee shall be deemed to be employed by the Company if he or she is employed by the Company or any of its subsidiaries.  Notwithstanding the above, in no event may the option be exercised after 84 months following the Grant Date.  “Cause” means the definition of “Cause” in any employment agreement between Employee and the Company or, if there is no such agreement or definition, (i) an  intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of the Employee’s employment with the Company, (ii) intentional or grossly negligent damage by Employee to the Company’s assets, (iii) intentional or grossly negligent disclosure by Employee of the Company’s confidential information contrary to the Company policies, (iv) a material breach of Employee’s obligations under any agreement with the Company (including, but not limited to, any confidentiality, non-competition or non-solicitation agreement), (v) intentional engagement by Employee in any activity which would constitute a breach of the Employee’s duty of loyalty or of the Employee’s assigned duties, (vi) intentional breach by the Employee of any of the Company’s policies and procedures, (vii) the willful and continued failure by Employee to perform the Employee’s assigned duties (other than as a result of incapacity due to physical or mental illness), or (viii) willful conduct by the Employee that is demonstrably and materially injurious to the Company, monetarily or otherwise.

7.Reclassification, Consolidation, or Merger.  The number of Option Shares may be adjusted in accordance with the Plan if certain events such as merger, reorganization, consolidation, recapitalization, stock dividends, stock splits, or other changes in the Company’s corporate structure affecting its Common Stock occur.

8.Rights Prior to Exercise of Option.  This option is not transferrable by Employee, except by will or by the laws of descent and distribution or as otherwise set forth in the Plan, and during Employee’s lifetime shall be exercisable only by Employee.  This option shall confer no rights to the holder hereof to act as stockholder with respect to any of the option Shares until payment of the option price and delivery of a share certificate has been made.

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9.Employee’s Representations and Warranties.  By execution of this Agreement, Employee represents and warrants to the Company as follows:

(a)The entire legal and beneficial interest of the option and the Option Shares are for and will be held for the account of the Employee only and neither in whole nor in part for any other person.

(b)Employee resides at the following address:

(c)Employee is familiar with the Company and its plans, operations, and financial condition.  Prior to the acceptance of this option, Employee has received all information as he or she deems necessary and appropriate to enable an evaluation of the financial risk inherent in accepting the option and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

10.Restricted Securities.  Employee recognizes and understands that this option and the Option Shares are currently registered under the Securities Act of 1933, as amended (the “Act”), but may not remain so registered, and are not registered under any state securities law.  Any transfer of the option (if otherwise permitted hereunder, and once exercised, the Option Shares) will not be recognized by the Company unless such transfer is registered under the Act, the Georgia Uniform Securities Act of 2008, as amended, (the “Georgia Act”) and any other applicable state securities laws or effected pursuant to an exemption from such registration which may then be available.  If the Option Shares are not registered, any share certificates representing the Option Shares may be stamped with legends restricting transfer thereof in accordance with the Company’s policy with respect to unregistered shares of its Common Stock issued to employees as a result of exercise of options granted under the Plan.  The Company may make a notation in its stock transfer records of the aforementioned restrictions on transfers and legends.  Employee recognizes and understands that the Option Shares may be restricted securities within the meaning of Rule 144 promulgated under the Act; that the exemption from registration under Rule 144 may not be available under certain circumstances and that Employee’s opportunity to utilize such Rule 144 to sell the Option Shares may be limited or denied.  The Company shall be under no obligation to maintain or promote a public trading market for the class of shares for which the option is granted or to make provision for adequate information concerning the Company to be available to the public as contemplated under Rule 144.  The Company will be under no obligation to recognize any transfer or sale of any Option Shares pursuant to Rule 144 unless the terms and conditions of Rule 144 are complied with by the Employee.  By acceptance hereof, Employee agrees that no permitted disposition of any Option Shares shall be made unless and until (i) there is at the time of exercise of the option in effect a registration statement under the Act, or (ii) Employee shall have notified the Company of a proposed Option disposition and shall have furnished to the Company a detailed statement of the circumstances surrounding such disposition, together with an opinion of counsel acceptable in form and substance to the Company that such disposition will not require registration of the shares so disposed under the Act, the Georgia Act, and any applicable state securities laws.  The Company shall be under no obligation to permit such transfer or disposition on its stock transfer books unless counsel for the Company shall concur as to such matters.  Employee

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recognizes and understands that if and for so long as Employee is a designated Section 16 officer of the Company, and for up to six months thereafter, any sales of Option Shares will be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the regulations promulgated thereunder.  Employee also recognizes and understands that any sale of the Option Shares will also be subject to Rule 10b-5 promulgated under the Exchange Act.  Employee agrees that any disposition of the Option Shares shall be made only in compliance with the Act, the Exchange Act, and the rules and regulations promulgated thereunder.

11.Tax Matters.  No later than the date as of which an amount first becomes includable in the gross income of the Employee for federal income tax purposes with respect to the exercise of any option under the Plan, Employee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such amount.  The obligations of the Company under the Plan are conditional on such payment or arrangements and the Company shall have the right to deduct any such taxes from any payment of any kind otherwise due to Employee.

12.Section 409A.  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code.  This Agreement shall be administered, interpreted and construed in a manner consistent with such Code section.  Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Committee and without requiring your consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A of the Code.

13.Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and permissible assigns.

14.Miscellaneous.  This Agreement shall be governed by and construed under the laws of the State of Georgia.  If any term or provision hereof shall be held invalid or unenforceable, the remaining terms and provisions hereof shall continue in full force and effect.  Any modification to this Agreement shall not be effective unless the same shall be in writing and such writing shall be signed by authorized representatives of both of the parties hereto.  The terms of paragraphs 8 and 9 hereof shall survive exercise of the option by Employee and shall attach to the Option Shares.  The option contained in this letter shall not confer upon Employee any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of Employee at any time.  This letter can be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

[Signatures on following page]

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Please signify your acceptance of the option and your agreement to be bound by the terms hereof by promptly signing one of the two original letters provided to you and returning the same to the President of the Company.

Sincerely,

THE COMPANY:
ARTIVION, INC.

Attest:	D. Ashley Lee
Executive Vice President and CFO

Jean F. Holloway
Secretary for the Company
EMPLOYEE:

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